Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES FISCAL 2007 SECOND QUARTER RESULTS AND UPDATES ITS FISCAL 2007 BUSINESS OUTLOOK

MERIDIAN, Idaho (April 26, 2007) — MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) announced financial results today for its second quarter ended March 31, 2007 of fiscal year 2007.

Quarter Highlights:

•                  Revenues were $175.1 million for the quarter, approximately 22% higher than revenues for the same period in fiscal year 2006.

•                  Net income for the quarter was $3.7 million, approximately 57% higher than net income for the same period in fiscal year 2006.

•                  Selling, general and administrative expenses (“SG&A”) as a percentage of revenues was 10.2% for the three months ended March 31, 2007 compared to 10.5% for the same period in the prior year.

•                  We moved to a larger distribution center in Atlanta, Georgia and expanded the size of our distribution center in Nampa, Idaho to support future growth.

•                  MWI’s internet sales to independent veterinary practices and producers grew by approximately 40% and MWI’s pharmacy sales grew by more than 50% for the quarter ended March 31, 2007 compared to the same quarter in the prior year.

Total revenues grew approximately 22% to $175.1 million for the three months ended March 31, 2007 compared to $143.3 million for the three months ended March 31, 2006.  Net income increased approximately 57% to $3.7 million for the three months ended March 31, 2007 compared to $2.4 million for the three months ended March 31, 2006.  Earnings per diluted share for the three months ended March 31, 2007 and 2006 were $0.31 and $0.22, respectively.

Total revenues grew approximately 20% to $336.1 million for the six months ended March 31, 2007 compared to $281.2 million for the six months ended March 31, 2006.  Net income increased approximately 22% to $8.3 million for the six months ended March 31, 2007 compared to $6.8 million for the six months ended March 31, 2006.  Earnings per diluted share for the six months ended March 31, 2007 and 2006 were $0.70 and $0.62, respectively.

The increase in revenues was attributable to an increase in product sales volumes to both new and existing customers.  Revenues attributable to new customers represented approximately 60% and 70% of the growth in total revenues during the three and six months ended March 31, 2007, respectively.  Included in the new customer growth for the three and six months ended March 31, 2007, respectively, were approximately $4.0 million and $6.7 million of revenues attributable to new customers acquired as a result of the acquisition of Northland Veterinary Supply, Ltd. on May 8, 2006.  Also contributing to revenue growth was the increase in commissions on our agency sales of approximately 37% to $2.9 million for the three months ended March 31, 2007, from $2.1 million for the same period of the prior fiscal year.  Commissions on our agency sales increased approximately 30% to $4.6 million for the six months ended March 31, 2007, from $3.5 million for the same period in the prior fiscal year. Additionally, a major vendor had a price increase during the quarter ended March 31, 2007, creating high demand during the quarter.

Gross profit increased by approximately 23% to $24.4 million for the three months ended March 31, 2007, from $19.9 million for the same period in the prior fiscal year.  Gross profit as a percentage of total revenues was 14.0% and 13.9% for the three month periods ended March 31, 2007 and 2006, respectively.  Actual rebate dollars increased approximately $76,000 for the three months ended March 31, 2007 as compared to the same period in the prior fiscal year, due to higher sales growth with a key vendor offset by lower sales growth with another key vendor.

Gross profit increased by approximately 18% to $50.2 million for the six months ended March 31, 2007, from $42.7 million for the same period in the prior fiscal year.  Gross profit as a percentage of total revenues was 14.9% and 15.2% for the six months ended March 31, 2007 and 2006, respectively.  This decrease was due to decreased vendor rebates as a percentage of total revenues for the six month period.  Vendor rebates have historically been highest during our first fiscal quarter ended December 31, since certain significant vendor rebate programs were designed to include annual targets to be achieved based on the calendar year.  Vendor modifications to rebate growth targets resulted in a shift of rebate dollars that historically would have been earned in our first quarter of our fiscal year 2007 ended December 31, 2006 to be earned in our fiscal year 2006.  Included in vendor rebates for the fiscal year 2006 were approximately $2.5 million ($1.5 million after tax) due to this shift in the timing of rebates.  Actual rebate dollars increased approximately $372,000 for the three months ended March 31, 2007 as compared to the same period in the prior fiscal year.

Operating income increased approximately 38% to $6.0 million for the three months ended March 31, 2007 from $4.4 million for the same period in the prior fiscal year.  The increase was a result of strong revenue growth coupled with improved SG&A as a percentage of revenues.  SG&A as a percentage of revenue was 10.2% for the three months ended March 31, 2007, down from 10.5% for the same period in fiscal year 2006. The decrease was primarily due to strong revenue growth and leveraging of our fixed costs.  SG&A costs increased approximately 18% to $17.8 million for the three months ended March 31, 2007 from $15.1 million for the same period in the prior fiscal year.  This increase was primarily due to increased compensation costs as a result of additional headcount of 124 team members, including 30 new field sales and telesales representatives.  Other significant increases included health insurance costs with increased headcount, occupancy and location costs with the expansion of a number of distribution centers, and higher credit card fees as a result of customer usage.

Operating income increased approximately 11% to $13.5 million for the six months ended March 31, 2007 from $12.1 million for the same period in the prior fiscal year.  The increase was a result of strong revenue growth offset by a slight increase in SG&A costs as a percentage of revenues.  SG&A as a percentage of revenue was 10.6% for the six months ended March 31, 2007 compared to 10.5% for the same period in the prior year.  SG&A costs increased approximately 20% to $35.5 million for the six months ended March 31, 2007 from $29.7 million for the same period in the prior fiscal year.  The reasons for the increases in the six month period were the same as for the three month period explained above.

Net income increased approximately 57% to $3.7 million for the quarter ended March 31, 2007 compared to $2.4 million for the same period the prior year.  Diluted earnings per share were $0.31 and $0.22 per share for the quarters ended March 31, 2007 and 2006, respectively.  The change in net income is due to the effects noted above for operating income, combined with a decrease in interest expense of $418,000.  Interest expense declined approximately 72% to $160,000 from $578,000, primarily as a result of the lower average loan balance on the revolving credit facility.  We used the proceeds from the sale of common stock in our common stock offering in the fourth quarter of our fiscal year 2006 to pay down the loan balance.

Net income increased approximately 22% to $8.3 million for the six months ended March 31, 2007 compared to $6.8 million for the same period the prior year.  Diluted earnings per share were $0.70 and $0.62 per share for the six months ended March 31, 2007 and 2006, respectively.  The change in net income is due to the effects noted above for operating income, combined with a decrease in interest expense of $704,000.  Interest expense declined approximately 62% to $429,000 from $1.1 million, primarily as a result of the lower average loan balance on the revolving credit facility.  We used the proceeds from the sale of common stock in our common stock offering in the fourth quarter of our fiscal year 2006 to pay down the loan balance.

The change in dilutive shares reflects the issuance of 908,846 shares of common stock from our offering that occurred in the fourth quarter of our fiscal year ended September 30, 2006.  On April 20, 2007, we issued 348,974 shares of common stock and certain selling shareholders sold 2,326,493 shares of common stock.

Jim Cleary, President and Chief Executive Officer, commented on the quarter’s results:  “I am very pleased with MWI’s performance this quarter, in particular our revenue growth, SG&A leverage and the success of our value-added services.  These results are due to our team’s continued focus on our five core values of customer service, integrity, dedication, innovation and quality.”

Business Outlook

The company is revising its financial guidance for the fiscal year ending September 30, 2007. Revenues are forecasted to grow approximately 19% from $606.2 million in fiscal year 2006 to approximately $720 million and diluted earnings per share are forecasted to be approximately $1.39 per share.  Our previous guidance was 18% growth in revenues to approximately $715 million and $1.35 per diluted share.

Conference Call

The Company will be hosting a conference call on April 26, 2007 at 11:30 a.m. eastern time to discuss these results and the business outlook.  Participants can access the conference call by dialing (866) 564-7439 and international callers can access the conference by dialing (719) 785-9449.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through May 3, 2007 by calling (888) 203-1112 for calls within the United States or (719) 457-0820 for international calls using the passcode 2234702 or by accessing the Company’s web site.

MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in vendor contract terms including rebates, commissions, and exclusivity requirements; changes in the way vendors introduce products to market; the recall of a significant product by one of the Company’s vendors; seasonality; the impact of general economic trends on the Company’s business; the timing and effectiveness of marketing programs offered by the Company’s vendors; the timing of the introduction of new products and services by the Company’s vendors; regulatory matters; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated Statements of Income	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
Revenues	$175,053	$143,349	$336,098	$281,165
Cost of product sales	150,631	123,421	285,927	238,485
Gross profit	24,422	19,928	50,171	42,680
Selling, general and administrative expenses	17,806	15,099	35,500	29,652
Depreciation and amortization	602	473	1,171	915
Operating income	6,014	4,356	13,500	12,113
Interest expense	(160)	(578)	(429)	(1,133)
Other income	143	114	278	249
Income before taxes	5,997	3,892	13,349	11,229
Income tax expense	(2,309)	(1,537)	(5,057)	(4,435)
Net income	$3,688	$2,355	$8,292	$6,794

Net income per share - diluted	$0.31	$0.22	$0.70	$0.62
Weighted average common shares outstanding - diluted	11,863	10,884	11,862	10,873

	March 31,	September 30,
Condensed Consolidated Balance Sheets	2007	2006
Assets
Cash	$37	$37
Receivables, net	104,227	99,518
Inventories	80,557	85,083
Prepaid expenses and other current assets	2,039	2,651
Deferred income taxes	819	502
Total current assets	187,679	187,791

Property and equipment, net	7,685	7,053
Goodwill	31,562	31,562
Intangibles, net	2,238	2,381
Other assets, net	1,911	1,772
Total Assets	$231,075	$230,559

Liabilities
Line-of-credit	$6,572	$10,559
Accounts payable	78,859	82,561
Accrued expenses	6,681	6,919
Current portion of long-term debt	97	97
Total current liabilities	92,209	100,136

Deferred income taxes	453	505
Long-term debt	195	292

Stockholders’ Equity	138,218	129,626

Total Liabilities and Stockholders’ Equity	$231,075	$230,559